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                             MOORE STEPHENS, P.C.


Board of Directors
Dynamic International Ltd.

As noted in Note 3 to the condensed consolidated financial statements of Dynamic International, Ltd. and Subsidiaries (the Company) as of and for the nine months ended January 31, 1998, the Company changed its method of determining the cost of inventories from the LIFO method to the FIFO method. Management believes the newly adopted accounting principle is preferable in the circumstances because under the current economic environment of low inflation, the Company believes that the FIFO method will result in a better measure of operating results. At your request, we have reviewed and discussed with management the circumstances, business judgment, and planning that formed the basis for making this change in accounting principles.

It should be recognized that professional standards have not been established for selecting among alternative principles that exist in this area or for evaluating the preferability of alternative accounting principles. Accordingly, we are furnishing this letter solely for purposes of the Company's compliance with requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.

Based on our review and discussion, we concur with management's judgment that the newly adopted accounting principle is preferable in the circumstances. In formulating this position, we are relying on management's business planning and judgment, which we do not find unreasonable.

We have not audited any consolidated financial statements of Dynamic International, Ltd. and Subsidiaries as of any date or for any period subsequent to April 30, 1997. Accordingly, we are unable to express an opinion on whether the method of accounting for the effect of the change is in conformity with generally accepted accounting principles or if the financial information included in Part 1 of this Form 10-Q is fairly presented.

Very truly yours,

/s/ Moore Stephens, P.C.

March 17, 1998